Exhibit 10.1

AMENDMENT NO. 1 TO

DEBT SATISFACTION AND PREFERRED STOCK

AMENDMENT AGREEMENT

This Amendment No. 1 to Debt Satisfaction and Preferred Stock Amendment Agreement (this “Amendment”) is made and entered into effective as of the 7th day of July, 2026 (the “Effective Date”) by and between Vivakor, Inc., a Nevada corporation (the “Company”), the holders of the Company’s Series A Convertible Preferred Stock as identified on signature page hereof (the “Holders”), and Ballengee Holdings, LLC (the “Ballengee Holdings”) in order to amend the terms of that certain Debt Satisfaction and Preferred Stock Amendment Agreement dated November 25, 2025 (the “Agreement”). The Company, the Holders and Ballengee Holdings shall each be referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Holders currently own all the outstanding shares of the Company’s Series A Convertible Preferred Stock (the “Preferred Stock”);

WHEREAS, under the original terms of the Preferred Stock the stock (i) earned a 6% annual dividend (the “Dividend”) based on the stated value of $1,000 per share (the “Stated Value”), payable in shares of the Company’s common stock (the “Common Stock”), (ii) is convertible into shares of Common Stock based on the Stated Value of the Preferred Stock and valuing shares of Common Stock at $1.00 per share, and (iii) did not have voting rights;

WHEREAS, in connection with the Agreement the terms of the Preferred Stock was amended such that the shares of Preferred Stock vote on an “as converted” basis;

WHEREAS, as partial consideration for the Agreement the Holders agreed to temporarily suspend the Dividend from April 30, 2026 through April 29, 2027;

WHEREAS, the Company recently underwent a 200-for-1 reverse stock split of its common stock, and has a proposed additional 20-for-1 reverse stock split of its common stock, which greatly negated the Holders negotiated benefit under the Agreement;

WHEREAS, Ballengee Holdings is controlled by James H. Ballengee, the Company’s Chief Executive Officer and member of the Board of Directors, and as of the Effective Date the Company currently owes Ballengee Holdings $1,392,153 under that certain Promissory Note dated May 23, 2024 (the “Note”);

WHEREAS, the Company is looking for ways to reduce its outstanding debt in order to improve its financial situation and assist the Company with the possibility of raising additional financing, while also seeking to facilitate modifying the Company’s capital structure to enable it to better satisfy its outstanding obligations;

WHEREAS, the Company and the Ballengee Holdings believe it would be in the best interests of the Company, the Holders and the Company’s shareholders reinstate the Dividend for the suspended period, back to the beginning of the suspension period, and issue the requisite shares in exchange for Ballengee Holdings extinguishing Five Hundred Thousand Dollars ($500,000) from the amount owed under the Note;

NOW, THEREFORE, the Parties hereby agree as follows:

AGREEMENT

1. REINSTATEMENT OF DIVIDEND/EXTINGUISHMENT OF DEBT:

a) The Company hereby agrees to issue the shares of common stock due to the Holders for the Dividend suspension period as defined in the Agreement (the “Dividend Shares”), with the Company issuing shares of its common stock for the dividend periods ended April 30, 2026, July 31, 2026 and October 31, 2026 (the “Periods”) upon execution of this Amendment. In the event the Dividend Shares issued for the Periods ends up being different from the number of shares that should have been issued for any Period then the Parties agree to “true up” the share amounts in future dividend periods to ensure the share totals are correct, with the Company issuing additional shares if the Company issued too few shares of common stock and the Company withholding shares in future dividend periods if the Company issued too many shares of common stock.

b) Ballengee Holdings agrees to forgive Five Hundred Thousand Dollars ($500,000) that is due under the Note through a Notice of Debt Satisfaction in the form attached hereto as Exhibit A, evidencing the partial satisfaction of the Note as consideration for the issuance of the Dividend Shares.

2. CLOSING AND DELIVERY:

a) Upon the terms and subject to the conditions set forth herein, the consummation of the terms of this Agreement (the “Closing”) shall be held simultaneous with the execution of this Agreement, or at such other time mutually agreed upon between the constituent Parties (the “Closing Date”). The Closing shall take place at the offices of counsel for the Company set forth in Section 6 hereof, or by the exchange of documents and instruments by mail, courier, facsimile and wire transfer to the extent mutually acceptable to the Parties hereto.

b) At the Closing:

(i)	The Company, Holders and Ballengee Holdings shall execute this Agreement.

(ii)	The Company shall issue the Dividend Shares.

(iii)	Ballengee Holdings shall deliver to the Company the signed Notice of Debt Satisfaction.

3.  REPRESENTATIONS, WARRANTIES AND AGREEMENTS BY HOLDERS AND BALLENGEE HOLDINGS: The Holders and Ballengee Holdings hereby represent, warrant and agree as follows:

a) Holders Investor Representations. The Holders are sophisticated investors familiar with the Company’s operations, (ii) aware of the risks inherent with an investment in the Company’s common stock, (iii) acquiring the Company common stock hereunder as an investment for his or her own account and not as a nominee or agent for any third party, (iv) not acquiring the Company common stock with a view to the sale or distribution of any part thereof, and (v) aware that the Company common stock may not be registered under the Securities Act of 1933 (the “1933 Act”) and if not, the shares may not be sold, transferred, or otherwise disposed of without registration under the 1933 Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Securities or an available exemption from registration under the 1933 Act, the those shares may have to be held indefinitely.

b) Organization and Authority of Holders and Ballengee Holdings. To the extent any Holder or Ballengee Holdings is an entity it is in good standing with its state of incorporation and all other states it does business. Such entity Holders and/or Ballengee Holdings have the corporate authority to enter into this Agreement and comply with its terms. Any Holder that is not a natural person is an entity controlled by James Ballengee, the Company’s Chief Executive Officer and a Director.

c) Partial Satisfaction of the Obligations. Ballengee Holdings acknowledges and understands that after the Closing the amount due under the Note will be reduced by Five Hundred Thousand Dollars ($500,000).

4.  REPRESENTATIONS, WARRANTIES AND AGREEMENTS BY COMPANY: The Company hereby represents, warrants and agrees as follows:

a) Authority of Company. The Company has all requisite authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

b) Authorization. All actions on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement by the Company and the performance of the Company’s obligations hereunder has been taken or will be taken prior to issuing the Dividend Shares. This Agreement, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws.

c) Governmental Consents. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority required on the part of the Company in connection with the valid execution and delivery of this Agreement, or the consummation of any other transaction contemplated hereby shall have been obtained, except for notices required or permitted to be filed with certain state and federal securities commissions, which notices will be filed on a timely basis.

5. INDEMNIFICATION: The Holders and Ballengee Holdings hereby agree to indemnify and defend the Company and its officers and directors and hold them harmless from and against any and all liability, damage, cost or expense incurred on account of or arising out of:

(a) Any breach of or inaccuracy in the Holders’ and Ballengee Holdings’s representations, warranties or agreements herein;

(b) Any action, suit or proceeding based on a claim that any of said representations, warranties or agreements were inaccurate or misleading or otherwise cause for obtaining damages or redress from the Company or any director or officer of the Company under the Act.

6. MISCELLANEOUS:

a) Binding Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

b) Governing Law; Venue. This Agreement shall be governed by and construed under the laws of the State of Texas as applied to agreements among Texas residents, made and to be performed entirely within the State of Texas. The Parties agree that any action brought to enforce the terms of this Agreement will be brought in the appropriate federal or state court having jurisdiction over Dallas County, Texas, United States of America.

c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

d) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

e) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent as follows:

If to the Company:	Vivakor, Inc.
Attn. Chief Financial Officer
5220 Spring Valley Road, Ste 500
Dallas, TX 75254
Email: khawley@vivakor.com

with a copy to:	Law Offices of Craig V. Butler
(which shall not constitute notice)	300 Spectrum Center Drive, Ste 300
Irvine, CA 92618
Attn: Craig V. Butler, Esq.
Email: cbutler@craigbutlerlaw.com

If to Holders/Ballengee Holdings:	James H. Ballengee

Email:

or at such other address as the Company or Ballengee Holdings may designate by ten (10) days advance written notice to the other Party hereto.

f) Modification; Waiver. No modification or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and approved by the Company, the Holders and the Ballengee Holdings.

g) Entire Agreement; Successors. This Agreement and the Exhibits hereto constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and no Party shall be liable or bound to the other Party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein. The representations, warranties and agreements contained in this Agreement shall be binding on the Ballengee Holdings’s successors, assigns, heirs and legal representatives and shall inure to the benefit of the respective successors and assigns of the Company and its directors and officers.

h) Expenses. Each Party shall pay their own expenses in connection with this Agreement. In addition, should either Party commence any action, suit or proceeding to enforce this Agreement or any term or provision hereof, then in addition to any other damages or awards that may be granted to the prevailing Party, the prevailing Party shall be entitled to have and recover from the other Party such prevailing Party’s reasonable attorneys’ fees and costs incurred in connection therewith.

i) Currency. All currency is expressed in U.S. dollars.

In Witness Whereof, the Parties have executed this Amendment No. 1 to Debt Satisfaction and Preferred Stock Amendment Agreement as of the date first written above.

“Company”		“Ballengee Holdings”

Vivakor, Inc.		Ballengee Holdings, LLC
a Nevada corporation		a ____________ limited liability company

By:	Kimberly Hawley	By:	James H. Ballengee
Its:	Chief Financial Officer	Its:	Manager

“Holders”		“Holders”

Jorgan Development, LLC		Carol Chilton
a Louisiana limited liability company		an individual

By:	James H. Ballengee	Carol Chilton
Its:	Manager

JBAH Holdings, LLC		Mary Kilpatrick
a Texas limited liability company		an individual

By:	James H. Ballengee	Mary Kilpatrick
Its:	Manager

Leslie Ballengee		Lola Heyde
an individual		an individual

Leslie Ballengee		Lola Heyde

Morgan Ballengee		Gavin Heyde
an individual		an individual

Morgan Ballengee		Gavin Heyde

Exhibit A

Notice of Debt Satisfaction

(see attached)

A-1

Notice of Debt Satisfaction

Pursuant to the terms of that certain Amendment No. 1 to Debt Satisfaction and Preferred Stock Amendment Agreement (the “Amendment”) by and between Ballengee Holdings, LLC (“Ballengee Holdings”), the holders of the Company’s Series A Preferred Stock (the “Holders”), and Vivakor, Inc., a Nevada corporation (the “Company”) dated July 7, 2026, the Ballengee Holdings is irrevocably electing to fully satisfy Five Hundred Thousand Dollars ($500,000) of the amount owed to the Ballengee Holdings under the Note (as defined in the Amendment according to the conditions set forth in the Amendment.

Ballengee Holdings, LLC

Signature:
[Print Name of Holder and Title of Signer]

Address:

A-2